UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 26, 2009
MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, Arizona	85255

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
NONE

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On January 26, 2009, Matrixx Initiatives, Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter and nine months ended December 31, 2008. A copy of the press release is attached to this Report as Exhibit 99.1.
Item 8.01 Other Events
On January 26, 2009, the Board of Directors for Matrixx Initiatives, Inc. (the “Company”) announced that:
•	terminated the stock repurchase program approved in April 2004, pursuant to which management was authorized to repurchase up to 1,000,000 shares of common stock of the Company in amounts and at prices not to exceed those set by the Board of Directors from time to time (as of January 26, 2009, the Company had repurchased 931,415 shares of common stock pursuant to the 2004 authority); and

•	authorized a new share repurchase program, permitting the Company to repurchase up to 1,000,000 shares of common stock of the Company in amounts and at prices not to exceed those set by the Board of Directors from time to time.
The Company will finance the new repurchase program with available cash. It may repurchase shares in open market purchases or in privately negotiated transactions in accordance with applicable insider trading and other securities laws and regulations. The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations as may be considered in the Company’s sole discretion.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
99.1 Press Release of Matrixx Initiatives, Inc. dated January 26, 2009, entitled “Matrixx Initiatives, Inc. Reports Third-Quarter Net Sales Increased 26% to $38.7 Million, Net Income Increased to $4.8 Million, or $0.50 Earnings Per Share”

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)

/s/ William J. Hemelt William J. Hemelt
Acting President, Chief Operating Officer, and Chief Financial Officer
Date: January 26, 2009

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